*** Indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.

Exhibit 10.20

        THIS AGREEMENT ("Agreement") is made as of this 3rd day of March, 2006 between THE CONNECTICUT LIGHT AND POWER COMPANY, a Connecticut corporation with an office at 107 Selden Street, Berlin, Connecticut (the "Company" or "CL&P"), and ENERNOC, INC., 75 Federal Street, Suite 300, Boston, Massachusetts (hereinafter known as "EnerNOC"). CL&P and EnerNOC are each referred to herein as a "Party" and collectively as the "Parties".

WITNESSETH:

        WHEREAS, EnerNOC currently provides load curtailment and emergency generation services under the ISO New England Inc.("ISO-NE") 30 minute demand response program directed, at increasing capacity resources in Connecticut; and

        WHEREAS, the Connecticut Department of Public Utility Control ("DPUC"), by decision dated December 28, 2005 in Docket No. 05-01-14PH01, permits CL&P and EnerNOC to discuss potential capacity contracts and the ability of CL&P to provide marketing support to EnerNOC; and

        WHEREAS, CL&P and EnerNOC desire to enter into an agreement ("Agreement") to facilitate EnerNOC's enrollment of a minimum of 75 MWs and a maximum of 110 MWs of load curtailment and emergency generation capacity in CL&P's service territory in Connecticut.

        NOW THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

  1.
  General Terms and Obligations:    EnerNOC will contract with CL&P's commercial and industrial customers throughout CL&P's service territory in Connecticut for the purposes of enrolling up to 110 MWs of load curtailment and emergency generation capacity in ISO-NE's 30 minute demand response program from April 1, 2006 through December 31, 2008 consistent with the terms of ISO-NE's Market Rule 1, Appendix E and Load Response Program Manual ("LRP Manual"). EnerNOC shall enroll at least 30 MWs, of customer load within sixty (60) days of the effective date of this Agreement and at least 75 MWs of customer load by September 30, 2006. "Enrolled MWs" as used in this Agreement shall be defined as any MWs enrolled by EnerNOC pursuant to this Agreement and shall be calculated in accordance with ISO-NE's LRP Manual prior to any ICAP Reserve Margin adjustment.

  2.
  Payments:    EnerNOC shall receive $***/kW-year from CL&P, which CL&P shall collect from Federally Mandated Congestion Charges ("FMCCs") or any other mechanism approved by the DPUC, and CL&P shall receive $***/kW-year from FMCCs or any other mechanism approved by the DPUC, for MWs enrolled for a full calendar year. For any MWs not enrolled for a full calendar year, both CL&P and EnerNOC shall receive incentives on a pro rata basis based on the number of months remaining in the calendar year.

    CL&P shall receive monthly payments from FMCCs for Enrolled MWs within 30 days of the end of each month. EnerNOC shall receive quarterly payments for Enrolled MWs within 45 days of the end of each quarter. However, CL&P shall not make any payments to EnerNOC unless it has received tracking and monitoring information from EnerNOC consistent with Paragraph 5 of this Agreement.

    Any and all LICAP, ICAP, or any and all other capacity-related payments received by EnerNOC from ISO-NE for any Enrolled MWs shall be subtracted from any amounts due to EnerNOC from CL&P pursuant to the terms of this Agreement. EnerNOC shall provide

    CL&P with written notice of said payments within ten (10) business days of receipt. Said notice shall be accompanied by written verification from ISO-NE of any such payments received and EnerNOC will clearly indicate the amount to be subtracted from payments owed to EnerNOC.

    If EnerNOC fails to meet the timeframes for enrollment of the minimum customer load as provided for in Paragraph 1 of this Agreement, it shall pay to CL&P a one-time penalty of $***/kW for every kW that it is short of the minimum requirements articulated in Paragraph 1. However, EnerNOC shall have until December 31, 2006 to cure any shortfall of its obligation to enroll customer load pursuant to the minimum requirements in Paragraph 1 without incurring such a penalty. Once EnerNOC meets the minimum requirements as articulated in Paragraph 1, it shall no longer be subject to the minimum requirements as articulated in Paragraph 1.

  3.
  Marketing Support:    All marketing materials to be used by EnerNOC to enroll capacity pursuant to this Agreement shall be consistent with the terms and obligations under this Agreement and must be provided to CL&P at least ten (10) days prior to their use by EnerNOC for CL&P's comment. All such material is subject to reasonable review and approval by CL&P.

  4.
  Marketing Leads:    EnerNOC shall make commercially reasonable efforts to provide CL&P with marketing leads for other conservation projects for CL&P customers enrolled by EnerNOC pursuant to this Agreement.

  5.
  Tracking and Monitoring Data:    All measurements of MWs enrolled by EnerNOC shall be taken at the customer meter or emergency generator, as the case may be and in compliance with the rules of the LRP Manual. EnerNOC shall provide CL&P with tracking and monitoring data by the tenth of every month that this Agreement is in effect. Such data shall include a listing of customers and the amount of MWs associated with such MWs and shall include the most recent settlement data received by EnerNOC from ISO-NE. Any and all payments due to EnerNOC pursuant to this Agreement shall be based on settlement data from ISO-NE and shall be trued-up once final settlement data has been received from ISO-NE should such final settlement data be different from the data used to calculate amounts paid to EnerNOC by CL&P. EnerNOC shall also provide any additional monitoring information that may be required. EnerNOC shall be responsible for any and all reasonable costs or liabilities incurred associated with any inaccurate data reported to CL&P.

  6.
  No Rights Transferred:    No proprietary rights to EnerNOC's methods, equipment, processes, or other property rights, either tangible or intangible, shall be deemed transferred to CL&P by virtue of this Agreement, and this Agreement shall not be construed to confer any license or other proprietary rights therein.

  7.
  Expenses:    Except as expressly provided herein, each Party to this Agreement shall be responsible for its own expenses.

  8.
  Training:    EnerNOC shall provide six one-hour training sessions to CL&P for it to educate Northeast Utilities System employees on EnerNOC and what it will offer customers pursuant to the terms of this Agreement.

  9.
  Customer Service:    EnerNOC shall be responsible for responding to all customer inquiries related to customer load enrolled in ISO-NE's 30 minute demand response program pursuant to this Agreement. EnerNOC shall apply a sticker to any devices installed at participating customer facilities which shall include EnerNOC's "1-800 number" and notice that customers should contact EnerNOC at said number for any inquiries. EnerNOC. shall maintain said "1-800 number" throughout the length of the term of this Agreement. EnerNOC shall also commit to respond to customer calls concerning any malfunctioning devices to be used by EnerNOC. EnerNOC shall commit to replace or effect repairs to said malfunctioning equipment within ten (10) business days from the date that the customer contacts EnerNOC via its "1-800 number."

  10.
  Effective Date:    This Agreement shall be effective on the date that the DPUC issues a final decision approving the terms of this Agreement in its entirety, including an incentive to CL&P of at least $***/kW-year which shall be paid to CL&P through FMCCs or any other mechanism approved by the DPUC. If the DPUC makes any modifications to the terms and conditions of this Agreement and if either Party provides the other with written notice within ten (10) days of the date of the DPUC's final decision of their objection to the modified terms, then the Parties are not bound by any of this Agreement's terms or obligations. Failure to provide a timely written objection shall be deemed acceptance of the DPUC's final decision and its modification of the terms of this Agreement. The Agreement shall then be effective on the earlier of ten (10) days after the date on which the DPUC approves this Agreement with modifications, should no timely written objection be provided by either Party, or the date of written acceptance by both Parties of the modified Agreement.

  11.
  Comprehension of Terms of Agreement:    The Parties have been given the opportunity to read, and have in fact read, this Agreement and have had all questions regarding its meaning answered satisfactorily. The Parties enter into this Agreement knowingly and voluntarily in exchange for the consideration referred to in this Agreement, and no other representations have been made to CL&P or EnerNOC to induce or influence the execution of this Agreement.

  12.
  Indemnification:    EnerNOC shall indemnify, defend and hold Company and its directors, officers, employees and agents (including, but not limited to, affiliates, contractors and their employees), harmless from and against all liabilities, damages, losses, penalties, claims, demands, suits and proceedings of any nature whatsoever for personal injury (including death) or property damage that arises out of or is in any manner connected with the performance of this Agreement, including but not limited to, any monitoring equipment used by EnerNOC for the benefit of Company's customers. This indemnification obligation shall continue in full force and effect regardless of whether this Agreement has expired or been terminated, defaulted or cancelled.

  13.
  Termination:    Upon thirty (30) calendar days notice, Company may terminate this Agreement if there are any changes in DPUC regulations or federal or state law or in the ISO-NE demand response program that would have a material adverse effect on the Company's obligations under this Agreement. If Company terminates the Agreement as a result of said changes, it shall incur no liability for any costs or damages incurred by EnerNOC but will still be obligated to provide payment to EnerNOC for services rendered up to the date of termination. The Company is also not responsible for any costs or damages incurred by EnerNOC if the DPUC orders CL&P to terminate this Agreement for whatever reason but will still be obligated to provide payments to EnerNOC for services rendered up to the date of termination. In any event, unless terminated earlier consistent with the terms of this Agreement herein, this Agreement shall terminate on December 31, 2008.

  14.
  Severability:    If any clause, provision, or section of this Agreement is ruled invalid by any court of competent jurisdiction, the invalidity of such clause, provision, or section, shall not affect, materially and adversely, any of the remaining provisions herein.

  15.
  Dispute Resolution Procedures:    Each Party shall agree to attempt to resolve all disputes promptly, equitably and in a good faith manner. If Parties are unable to informally resolve their dispute, the following formal three step dispute resolution process must be followed:
a).	Negotiation: Upon receipt of written request for formal dispute resolution, the Parties shall negotiate in good faith for 8 business days in an attempt to resolve the disputed issues. The Step One negotiation will take place between appropriate representatives of each Party. An appropriate representative is a vice-president or a member of senior management with sufficient authority to resolve the dispute. Extensions are possible if mutually agreed to.
b).
Mediation: If the Parties have not resolved the dispute through Step One negotiation, the Parties agree to attempt to resolve their dispute through non-binding mediation. The Parties shall agree to a mutually agreeable mediation process and mediator. Each party will select a mediator within 5 business days and the two selected mediators will attempt to, within 5 business days, select a third, mutually agreeable, mediator. The parties shall share the cost of mediation equally. Once the three mediators are selected and the mediation commences, the Parties agree to engage in mediation in good faith for a period of not less than 30 calendar days.
c).
Department of Public Utility Control: If the Parties cannot resolve their dispute through Step Two Mediation within 30 calendar days, either Party may commence an action at the Department of Public Utility Control for resolution of the dispute.
All timeframes in this process and the Dispute Resolution Process itself may be modified by mutual agreement of the Parties.
  16.
  Insurance Requirements:
a).	General Liability: In connection with this Agreement, EnerNOC shall maintain, during the term of the Agreement, general liability insurance with a combined single limit of not less than one million dollars ($1,000,000) per occurrence and in the aggregate for bodily injury and/or property damage claims.
b).
Insurer Requirements and Endorsements: All required insurance shall be carried by reputable insurers qualified to underwrite insurance in Connecticut. In addition, all insurance shall: (a) include Company as an additional insured; (b) provide that Company shall not incur liability to the insurance carrier for payment of premium for such insurance; and (c) provide for thirty (30) calendar days' written notice to Company prior to cancellation, termination, or material change of such insurance.
c).
Evidence of Insurance: Evidence of the insurance required shall state that coverage provided is primary, and is not excess of or contributing with any insurance or self-insurance maintained by Company. EnerNOC is responsible for providing Company with evidence of insurance on an annual basis. Prior to the effective date of this Agreement, EnerNOC shall have their insurer furnish to Company certificates of insurance evidencing the insurance coverage required above.
  17.
  Letter of Credit:    Upon execution of this Agreement, EnerNOC will deliver, at its sole cost and expense, a Letter of Credit which is collateral security to secure performance of EnerNOC's obligations under this Agreement. Letter of Credit shall shall mean an irrevocable standby letter of credit (i) from a commercial bank reasonably acceptable to the Company and that accepts draws under the letter of credit in Connecticut, (ii) that names the Company as beneficiary in an initial, and minimum, amount of ***** Dollars ($*****), which initial amount is subject to increases as set forth herein and (iii) that may be drawn upon in full by the Company upon the Company's delivery to the issuing bank of Company's certification that the Company is entitled to draw on the letter of credit pursuant to the terms of this Agreement.

    The Letter of Credit, or guaranty (as the case may be) will be maintained by EnerNOC from the effective date of this Agreement and continuing until thirty (30) days following the date that EnerNOC fulfulls the minimum requirements as articulated in Paragraph 1 of this Agreement, or until the termination date of this Agreement if the Company or DPUC terminates the Agreement prior to EnerNOC fulfilling the minimum requirements as articulated in Paragraph 1, and will provide that the Company may draw on the Letter of Credit or enforce the guaranty (as the case may be) if (i) EnerNOC fails, or refuses to perform, or materially breaches its obligations as required by the Agreement, (ii) such failure, refusal to perform or breach has not been cured or cannot be cured and would give rise to Company's right to terminate this Agreement pursuant to the terms and conditions contained herein, (iii) the Company reasonably believes that (A) EnerNOC's failure, refusal to perform or breach will, or is likely to, cause economic or physical harm to customers or jeopardizes the credibility or integrity of CL&P or this program and (B) EnerNOC cannot adequately address the situation, (iv) the Company has notified the DPUC of the conditions existing pursuant to subsections (i) through (iii) above, including the Company's intent to act on the security (and intended actions related to the same) in. order to address the situation, to the extent the Company believes is reasonable practicable together with a request that the DPUC direct and authorize the Company to take such intended actions and (v) the DPUC has directed and authorized such action to be taken on the part of the Company.

    The Letter of Credit or guaranty (as the case may be) shall be in an initial, and minimum, amount of ***** Dollars ($*****). This initial amount shall be increased in increments of $***** Dollars ($*****) for every ** MWs of customer load enrolled by EnerNOC until such time that EnerNOC has fulfilled the minimum requirements as articulated in Paragraph 1 and/or no longer needs to maintain the Letter of Credit as specified above. EnerNOC shall promptly provide the Company with written notice upon reaching a level of customer load enrolled necessitating an increase in the security amount evidenced by the Letter of Credit.

    In no event shall the Letter of Credit constitute liquidated damages or an election of remedies and the Company may pursue any remedies available at law or in equity against EnerNOC, including but not limited to terminating the Agreement. For the sake of clarity, and without limiting the foregoing, in no event shall the existence of the above security be construed to obligate the Company in any way to remedy an EnerNOC's failure, or refusal to perform or breach of this Agreement, to create an obligation on the part of the Company to provide remedies to customers or to service customers who enroll in this program and have EnerNOC's devices installed. The provision of service pursuant to this Agreement shall at all times remain the sole and exclusive obligation of EnerNOC.

  18.
  Force Majeure Event:    Neither Party will be liable or deemed to be in breach of this Agreement for failure of performance under this Agreement due to a Force Majeure Event. If any Party is unable to perform its obligations under this Agreement due to a Force Majeure Event, the Party unable to perform shall promptly notify the other. For purposes of this Agreement, Force Majeure Event means any act of God, labor disturbance, act of the public enemy, war, insurrection, riot, storm or flood, fire or explosion, curtailment of the transmission system, any order, regulation, or restriction imposed by a governmental authority, or any other cause beyond the Party's control.

  19.
  Limitation of Liability:    Except for the specific penalty payments provided for in Sections 2 and 17 above, in no event shall EnerNOC be liable to CL&P or CL&P be liable to EnerNOC for any incidental, consequential, multiple, or punitive damages, loss of revenue or profits, attorneys fees or costs, arising out of, or connected in any way with, the performance or non-performance of this Agreement.

  20.
  Compliance With Law:    EnerNOC shall comply with all applicable federal and state local laws, ordinances, rules, and regulations, including without limitation those related to goods and services provided by EnerNOC to CL&P's customers.

  21.
  Governing Law:    This Agreement shall be interpreted, governed, and construed under the laws of Connecticut without giving effect to choice of law provisions that might apply to the law of a different jurisdiction.

  22.
  Non-waiver:    None of the provisions of this Agreement shall be considered waived by a Party unless such waiver is given in writing. The failure of a Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

  23.
  Assignment:    Except as provided herein, EnerNOC shall not voluntarily assign its rights or obligations, in whole or in part, under this Agreement without the Company's written consent. Any assignment EnerNOC purports to make without the Company's written consent shall not be valid. The Company shall not unreasonably withhold or delay its consent to EnerNOC's assignment of this Agreement. In all events, EnerNOC will not be relieved of its obligations under this Agreement unless, and until, the assignee assumes in writing all obligations of this Agreement and notifies the Company of such assumption.

  24.
  Successors and Assigns:    This Agreement shall be binding upon and enure to the benefit of the Parties, their successors and permitted assigns.

  25.
  Entire Agreement:    This Agreement constitutes the entire agreement between parties hereto with respect to the subject matter hereof. This Agreement may not be modified or amended except by instrument in writing signed by all parties.

  26.
  Notices:

  a.
  All notices sent under this Agreement will be in writing and (i) hand delivered; (ii) transmitted by legible facsimile with a copy sent concurrently by certified mail, return receipt requested; or (iii) delivered by prepaid priority delivery service.

  b.
  Notices will be sent to the Parties at the following addresses or such other addresses as the Parties subsequently may provide:

If to CL&P:	The Connecticut Light and Power Company 107 Selden Street Berlin, CT 06037 Attention: Janet Palmer Telephone: 860-665-3566 Fax: 860-665-3314
If to EnerNOC:	EnerNOC, Inc. 75 Federal Street, Suite 300 Boston, MA.02110 Attention: David Brewster Telephone: 617-224-9900 Fax: 617-224-9910
  27.
  Relationship of the Parties:    The Parties are independent contractors, and nothing in this Agreement will be construed as creating a partnership, joint venture, employment or agency relationship between the Parties, or between a Party and any employee of the other Party, or as authorizing either Party to act as agent for the other or to enter into contracts on behalf of the other.

  28.
  Headings:    All headings in this Agreement are included solely for convenient reference, are not intended to be full and accurate descriptions of the contents of this Agreement, will not be deemed a part of this Agreement, and will not affect the meaning or interpretation of this Agreement.

  29.
  Counterparts:    This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be deemed one and the same Agreement.

Witness:	CONNECTICUT LIGHT AND POWER COMPANY
/s/	By:	/s/ DANA L. LOUTH
	Title:	Vice President, Energy Delivery Services
Duly Authorized
Witness:	ENERNOC, Inc.
/s/	By:	/s/ DAVID BREWSTER
	Title:	President
Duly Authorized

STATE OF CONNECTICUT	)
	)	SS:
COUNTY OF HARTFORD	)

        On this 3rd day of March, 2006, before me, the undersigned officer, personally appeared Dana L. Louth, who acknowledged to be the Vice President of THE CONNECTICUT LIGHT AND POWER COMPANY, and that as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the Company a the free act and deed of said Company.

        In Witness Whereof, I hereunto set my hand and official seal

/s/ DEBORAH CASTAGNA
Notary Public
My Commission Expires: 3/31/2010
COMMONWEALTH OF MASSACHUSETTS	)
	)	SS:
COUNTY OF SUFFOLK	)

        On this 2nd day of March, 2006, before me, the undersigned officer, personally appeared David Brewster, who acknowledged to be the President of ENERNOC, and that as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the EnerNOC a the free act and deed of said Company.

        In Witness Whereof, I hereunto set my hand and official seal

/s/ SARAH GREENE
Notary Public
My Commission Expires: 09/28/2012

AMENDMENT
TO THE AGREEMENT BETWEEN
THE CONNECTICUT LIGHT AND POWER COMPANY AND ENERNOC, INC.
TO FACILITATE ENROLLMENT OF BETWEEN 75 MWs AND 110 MWs IN THE
ISO NEW ENGLAND 30 MINUTE DEMAND RESPONSE PROGRAM
DATED: APRIL 12, 2006

        This AMENDMENT to the March 3, 2006 agreement ("March 3, 2006 75-110 MW Agreement") between The Connecticut Light and Power Company ("CL&P") and EnerNOC, Inc. ("EnerNOC") for the enrollment of between 75 MWs and 110 MWs of load curtailment or emergency generation in the ISO New England ("ISO-NE")Demand Response Program is made as of April 12, 2006.

        WHEREAS, CL&P and EnerNOC entered into the March 3, 2006 75-110 MW Agreement to facilitate the enrollment of between 75 MWs and 110 MWs of load curtailment or emergency generation from CL&P's customers in the ISO-NE 30 Minute Demand Response Program, and

        WHEREAS, on. March 31, 2006 the Connecticut Department of Public Utility Control ("Department") approved the March 3, 2006 75-110 MW Agreement on the condition that CL&P and EnerNOC make modifications to the March 3, 2006 75-110 MW Agreement, and

        WHEREAS, the Parties mutually desire to make changes to the March 3, 2006 75-110 MW Agreement consistent with the direction provided by the March 31, 2006 ruling from the Department;

        NOW THEREFORE the Parties hereby agree that, effective as of the date hereof, the March 3, 2006 75-110 MW Agreement is amended as follows:

  2.
  Payments:    EnerNOC shall receive $***/kW-year from CL&P, which CL&P shall collect from Federally Mandated Congestion Charges ("FMCCs") or any other mechanism approved by the DPUC for MWs enrolled for a full calendar year. For any MWs not enrolled for a full calendar year, EnerNOC shall receive incentives on a pro rata basis based on the number of months remaining in the calendar year.

    EnerNOC shall receive quarterly payments for Enrolled MWs within 45 days of the end of each quarter. However, CL&P shall not make any payments to EnerNOC unless it has received tracking and monitoring information from EnerNOC consistent with Paragraph 5 of this Agreement.

    Any and all LICAP, ICAP, or any and all other capacity-related payments received by EnerNOC from ISO-NE for any Enrolled MWs shall be subtracted from any amounts due to EnerNOC from CL&P pursuant to the terms of this Agreement. EnerNOC shall provide CL&P with written notice of said payments within ten (10) business days of receipt. Said notice shall be accompanied by written verification from ISO-NE of any such payments received and EnerNOC will clearly indicate the amount to be subtracted from payments owed to EnerNOC.

    If EnerNOC fails to meet the timeframes for enrollment of the minimum customer load as provided for in Paragraph 1 of this Agreement, it shall pay to CL&P for the benefit of CL&P's customers a one-time penalty of $***/kW for every kW that it is short of the minimum requirements articulated in Paragraph 1. However, EnerNOC shall have until December 31, 2006 to cure any shortfall of its obligation to enroll customer load pursuant to the minimum requirements in Paragraph 1 without incurring such a penalty. Once EnerNOC meets the minimum requirements as articulated in Paragraph 1, it shall no longer be subject to the minimum requirements as articulated in Paragraph 1.

  10.
  Effective Date:    This Agreement shall be effective on the date that the DPUC issues a ruling approving the terms of this Agreement, as amended, by mutual agreement of the Parties on April 12, 2006.

  17.
  Letter of Credit:    Upon execution of this Agreement, EnerNOC will deliver, at its sole cost and expense, a Letter of Credit which is collateral security to secure performance of EnerNOC's obligations under this Agreement for the benefit of CL&P's customers. Letter of Credit shall mean an irrevocable standby letter of credit (i) from a commercial bank reasonably acceptable to the Company and that accepts draws under the letter of credit in Connecticut, (ii) that names the Company as beneficiary in an initial, and minimum, amount of ***** Dollars ($*****), which initial amount is subject to increases as set forth herein and (iii) that may be drawn upon in full by the Company upon the Company's delivery to the issuing bank of Company's certification that the Company is entitled to draw on the letter of credit pursuant to the terms of this Agreement.

    The Letter of Credit, or guaranty (as the case may be) will be maintained by EnerNOC from the effective date of this Agreement and continuing until thirty (30) days following the date that EnerNOC fulfills the minimum requirements as articulated in Paragraph 1 of this Agreement, or until the termination date of this Agreement if the Company or DPUC terminates the Agreement prior to EnerNOC fulfilling the minimum requirements as articulated in Paragraph 1, and will provide that the Company may draw on the Letter of Credit or enforce the guaranty (as the case may be) for the benefit of its customers if (i) EnerNOC fails, or refuses to perform, or materially breaches its obligations as required by the Agreement, (ii) such failure, refusal to perform or breach has not been cured or cannot be cured and would give rise to Company's right to terminate this Agreement pursuant to the terms and conditions contained herein, (iii) the Company reasonably believes that (A) EnerNOC's failure, refusal to perform or breach will, or is likely to, cause economic or physical harm to customers or jeopardizes the credibility or integrity of CL&P or this program and (B) EnerNOC cannot adequately address the situation, (iv) the Company has notified the DPUC of the conditions existing pursuant to subsections (i) through (iii) above, including the Company's intent to act on the security (and intended actions related to the same) in order to address the situation, to the extent the Company believes is reasonable practicable together with a request that the DPUC direct and authorize the Company to take such intended actions and (v) the DPUC has directed and authorized such action to be taken on the part of the Company.

    The Letter of Credit or guaranty (as the case may be) shall be in an initial, and minimum, amount of ***** Dollars ($*****). This initial amount shall be increased in increments of ***** Dollars ($*****) for every ** MWs of customer load enrolled by EnerNOC until such time that EnerNOC has fulfilled the minimum requirements as articulated in Paragraph 1 and/or no longer needs to maintain the Letter of Credit as specified above. EnerNOC shall promptly provide the Company with written notice upon reaching a level of customer load enrolled necessitating an increase in the security amount evidenced by the Letter of Credit.

    In no event shall the Letter of Credit constitute liquidated damages or an election of remedies and the Company may pursue any remedies available at law or in equity against EnerNOC, including but not limited to terminating the Agreement. For the sake of clarity, and without limiting the foregoing, in no event shall the existence of the above security be construed to obligate the Company in any way to remedy an EnerNOC failure, or refusal to perform or breach of this Agreement, to create an obligation on the part of the Company to provide remedies to customers or to service customers who enroll in this program and have EnerNOC's devices installed. The provision of service pursuant to this Agreement shall at all times remain the sole and exclusive obligation of EnerNOC.

        This Amendment constitutes the Parties entire understanding as to the modifications to be made to the March 3, 2006 75-110 MW Agreement, and shall supersede all previous communications, representations or agreements, either verbal or written, between CL&P and EnerNOC with regard to the March 3, 2006 75-110 MW Agreement.

        The Paragraphs as numbered above replace the like numbered paragraphs in the March 3, 2006 75-110 MW Agreement. In all other respects the March 3, 2006 75-110 MW Agreement, attached as Exhibit A to this Amendment, shall remain in full force and effect amongst and between the Parties.

        IN WITNESS WHEREOF the Parties hereto have caused this instrument to be executed and delivered, all as of the day and year first above written.

[Remainder of page intentionally blank; signature page follows.]

Witness:	CONNECTICUT LIGHT AND POWER COMPANY
/s/	By:	/s/ DANA L. LOUTH
	Title:	Vice President, Energy Delivery Services
Duly Authorized
Witness:	ENERNOC, Inc.
/s/	By:	/s/ DAVID BREWSTER
	Title:	President
Duly Authorized

STATE OF CONNECTICUT	)
	)	SS:
COUNTY OF HARTFORD	)

        On this 11th day of April, 2006, before me, the undersigned officer, personally appeared Dana Louth, who acknowledged to be the Vice President of THE CONNECTICUT LIGHT AND POWER COMPANY, and that as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the Company a the free act and deed of said Company.

        In Witness Whereof, I hereunto set my hand and official seal

/s/ DEBORAH CASTAGNA
Notary Public
My Commission Expires: 3/31/2010
COMMONWEALTH OF MASSACHUSETTS	)
	)	SS:
COUNTY OF SUFFOLK	)

        On this 10th day of April, 2006, before me, the undersigned officer, personally appeared David Brewster, who acknowledged to be the President of ENERNOC, and that as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the EnerNOC a the free act and deed of said Company.

        In Witness Whereof, I hereunto set my hand and official seal

/s/ SARAH GREENE
Notary Public
My Commission Expires: 09/28/2012